EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-96923, 333-118705 and 333-106975) pertaining to the Quantum Fuel Systems Technologies Worldwide, Inc., 2002 Stock Incentive Plan of our reports dated June 22, 2005 (except for Note 2, as to which the date is June 13, 2006), with respect to the consolidated financial statements and schedule of Quantum Fuel Systems Technologies Worldwide, Inc., Quantum Fuel Systems Technologies Worldwide, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Quantum Fuel Systems Technologies Worldwide, Inc., included in this Form 10-K/A.

/s/ ERNST & YOUNG LLP

Los Angeles, California

June 13, 2006